EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-25033, 333-25037, 333-76380, 333-36636, 333-61056, 333-61060, 333-98755, 333-111047, 333-131608, 333-133569, 333-134932, 333-151280, 333-174620, and 333-174622; Form S-3 Nos. 333-37255, 333-64887, 333-64991, 333-61994, 333-76346, 333-119412, 333-132626, and 333-163621; and Form S-4 Nos. 333-22581 and 333-131608) of Boston Scientific Corporation and where applicable, in the related Prospectuses of our reports dated February 17, 2012, with respect to the consolidated financial statements and schedules of Boston Scientific Corporation, and the effectiveness of internal control over financial reporting of Boston Scientific Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young

Boston, Massachusetts
February 17, 2012